Exhibit 10.2

COMMUNITY HEALTHCARE TRUST INCORPORATED

2024 INCENTIVE PLAN

Amendment No. 1 Effective April 17, 2024

This Amendment No. 1 (the “Amendment”) to the 2024 Incentive Plan (the “Plan”) of Community Healthcare Trust Incorporated (the “Company”) shall become effective upon approval of the Plan, as amended. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

WHEREAS, each of the board of directors of the Company (the “Board”) and compensation committee of the Board has adopted the Plan to provide incentives and awards to certain officers, employees, and directors of, and consultants to, the Company and its subsidiaries and affiliates;

WHEREAS, the Board may amend the Plan in accordance with Section 20 of the Plan; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend Section 8.4 of the Plan to remove the sentence related to reload options.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective upon approval of the Plan by the stockholders of the Company.

1.	Section 8.4 of the Plan shall be deleted in its entirety and replaced with the following:

Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, establish other terms, conditions, restrictions, and limitations, if any, on any Option, provided they are not inconsistent with the Plan.

2.	The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.